Exhibit 10.14

LEASE

THIS LEASE (the "Lease"), dated as of February 8, 2011, is made by and between HAMBRECHT WINE GROUP L.P., a California limited partnership ("Landlord") and H.D.D. LLC, a California limited liability company ("Tenant").

RECITALS

A.	Landlord is the owner of that certain real property located at 4035 Westside Road, Healdsburg, California (the "Property").

B.	Tenant desires to lease the Property from Landlord and Landlord desires to lease the Property to Tenant on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions contained herein, all of the buildings, grounds, parking areas and other facilities and equipment located at 4035 Westside Road, Healdsburg, California, including but not limited to the cottage; tasting room, lab and cellar (Building No. 2) (the "Tasting Room") and the administrative offices, barrel storage (Building No. 3) (the "Winery"), two water tanks, chiller, and reservoir/holding ponds, including all rights and privileges appurtenant thereto, those improvements constructed thereon, and all equipment and trade fixtures contained therein (the "Premises"), excluding therefrom all of Building No. 4 currently occupied by Alysian Wines and its adjacent parking area.

The term Premises shall also include all personal property of Landlord located on the Premises including but not limited to forklifts, office equipment, computers, lab equipment, phones and all other equipment and fixtures relating to the Winery and Tasting Room.

2.             Term, Option to Extend, and Right to Purchase Property.

(a)           Term.  Subject to Section 2(b), the term of this Lease is for five (5) years (the "Term"), commencing on March 1, 2011 (the "Commencement Date"), and ending on February 29, 2016. Unless otherwise set forth, all references herein to the "Term" shall be deemed to include the Option Term (as defined in Section 2(b)).

(b)           Option to Extend. Landlord hereby grants to Tenant one (1) option (the "Option") to extend the Term of this Lease for an additional period of five (5) years (the "Option Term"). The Option must be exercised, if at all, by written notice (the "Option Notice") delivered by Tenant to Landlord not earlier than nine (9) months and not later than four (4) months prior to the end of the initial Term of this Lease. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the end of the initial Term of this Lease Tenant is in default of this Lease. Provided Tenant has properly and timely exercised the Option, the initial Term of this Lease shall be extended by the Option Term, and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect. If Tenant fails to timely give the Option Notice, the Option shall thereupon expire. Monthly Rent (as defined in Section 4) for the Option Term shall be calculated and paid pursuant to Section 4.

(c)           Right of First Refusal. In the event Landlord desires to sell the Property, or any portion or interest in the Property (the "Sale Property"), and shall have received an acceptable bona fide offer to purchase the Property or such interest (the "Offer"), Landlord shall give written notice of its intent to sell (the "Notice of Intent to Sell") to Tenant, together with an executed copy of the Offer setting forth all of the terms of the proposed purchase and identifying the prospective purchaser. Tenant shall then have an option to purchase the Sale Property on the same terms and conditions as set forth in the Offer; provided, however, if the terms and conditions of the Offer provide for an exchange of like-kind real property as payment of all or a portion of the purchase price, Tenant may exercise its option to purchase by stating in its written notice of exercise its willingness to participate in an exchange transaction in which Landlord shall identify certain real property which Tenant, at no additional cost or expense to Tenant, shall acquire and exchange with Landlord for the Sale Property on terms and conditions otherwise consistent with the Offer. If no exchange is contemplated in the Offer, Tenant shall have the further option of paying Landlord in cash at closing the full amount of the purchase price of the Sale Property, notwithstanding any non-cash terms set forth in the Offer. If Tenant elects to exercise its option, it shall give Landlord written notice of such election within thirty (30) days after receipt of the Notice of Intent to Sell. If Tenant fails to exercise its option within such thirty (30)-day period, (i) Landlord shall be free to accept an offer to sell the Sale Property on the terms set forth in the Offer at any time within ninety (90) days after the expiration of such thirty (30)-day period; provided (i) the prospective purchaser executes and delivers to Tenant any documents reasonably necessary to acknowledge that Tenant's right to possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease; and (ii) Tenant shall, upon request, deliver to Landlord an acknowledgment of Tenant's failure to exercise the option and Landlord's right to sell the Sale Property pursuant to this Section 2(c). In the event Landlord has not completed such sale of the Sale Property within such ninety (90)-day period, Landlord shall not thereafter sell the Sale Property without first complying with the provisions of this Section 2(c). In the event the Sale Property comprises less than Landlord's entire interest in the Property, the remaining portion of or interest in the Property shall remain subject to this Section 2(c).

3.             Condition Upon Delivery.

(a)           Improvements. Landlord and Tenant each acknowledge that certain alterations and improvements to the Premises will be needed in order for the Premises to meet the business goals of Tenant. The cost of such improvements is estimated to be at least One Hundred Thousand Dollars ($100,000). Landlord and Tenant each agree to negotiate and, no later than sixty (60) days following the Commencement Date, to enter into a side letter agreement setting forth the manner in which Landlord and Tenant will share the cost of such alterations and improvements.

(b)           Acceptance of Premises. Notwithstanding Section 3(a), Tenant hereby accepts the Premises in the condition existing as of the Commencement Date, "AS IS", and also accepts the Premises and this Lease subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, subject to all covenants, conditions and restrictions affecting the Property or Premises and subject to all liens, claims and encumbrances currently existing against the Premises or any part thereof, including all matters disclosed by any of the foregoing or by any exhibits attached hereto.

4.             Rent.

(a)           Rent. Tenant shall pay to Landlord as rent an amount equal to the sum of the Winery Rent (as defined below) and the Tasting Room Rent (as defined below). Any rent amounts described below shall be payable in twelve (12) monthly installments ("Monthly Rent"). Monthly Rent shall be payable in advance on the first day of each month commencing on the Commencement Date, except for the Tasting Room Rent which shall commence on April 1, 2011. All Monthly Rent shall be paid to Landlord in lawful money of the United States at the address to which notices to Landlord are given, or at such other address as Landlord may give Tenant in writing from time to time.

(b)           Initial Winery Rent. Commencing on March 1, 2011 and continuing through August 31, 2011, rent for the Winery (the "Winery Rent") shall be Five Thousand Dollars ($5,000) per month.

(c)           Annual Winery Rent. Commencing on September 1, 2011, the Winery Rent shall be calculated on a twelve (12) month basis commencing on September 1 and ending on August 31 of each year during the Term (a "Rent Year"), and shall be determined as follows:

(1)           Commencing on September 1, 2011, the Winery Rent for the first Rent Year shall be One Hundred Seventy-One Thousand Dollars ($171,000), which amount is equal to the Estimated Production Value (as defined below) for the first Rent Year, and which is subject to reconciliation to the Actual Production Value (as defined below) for such Rent Year pursuant to Section 4(c)(5) of this Lease.

(2)           Commencing on September 1, 2012 and on each September 1 of the Term thereafter (each a "Rent Adjustment Date"), the Winery Rent for the next Rent Year shall be adjusted to be an amount equal to eighty percent (80%) of the Estimated Production Value for such Rent Year which shall be reconciled to the Actual Production Value for such Rent Year pursuant to Section 4(c)(5) of this Lease. Notwithstanding anything contained herein to the contrary, eighty percent (80%) of the Estimated Production Value shall not be less than the product of fifty-seven thousand (57,000) cases multiplied by the then-applicable Per Case Value (as defined below).

(3)           Each year's "Estimated Production Value" shall be an amount equal to the Per Case Value multiplied by the number of cases of wine forecasted, in accordance with Section 4(c)(4), to be produced by Tenant in the Winery for such Rent Year. For the first Rent Year, the "Per Case Value" shall be Three Dollars ($3.00). On every Rent Adjustment Date the Per Case Value shall be increased by three percent (3%). As used in this Lease, the term "Actual Production Value" shall refer to the number of cases of wine actually produced by Tenant in the Winery as indicated in the Production Report (as defined below) for a given Rent Year multiplied by the then-applicable Per Case Value,

(4)           No later than thirty (30) days prior to each Rent Adjustment Date, Tenant shall, using commercially reasonable estimates, forecast the number of cases of wine to be produced by Tenant in the Winery for the Rent Year commencing on such Rent Adjustment Date and shall submit such written forecast to Landlord (each an "Estimated Production Report"). The Estimated Production Report shall be used to determine that Rent Year's Estimated Production Value pursuant to Section 4(c)(3) of this Lease. The parties hereby acknowledge and agree that fifty-seven thousand (57,000) cases of wine are expected to be produced by Tenant in the Winery during the first Rent Year.

(5)           Commencing on September 30, 2012 and on each September 30 of the Term thereafter, the Winery Rent for the immediately preceding Rent Year shall be reconciled pursuant to this Section 4(c)(5) and Tenant shall furnish to Landlord a written statement showing the number of cases of wine actually produced by Tenant in the Winery during the immediately preceding Rent Year (each a "Production Report"). If the production totals set forth in such Production Report exceed the forecasts set forth in the applicable Estimated Production Report, Tenant shall pay to Landlord, no later than November 15 of that Rent Year, an amount equal to the product of the applicable Per Case Value multiplied by the greater of the number of cases of wine actually produced as stated in the Production Report or fifty-seven thousand (57,000) cases, less the Winery Rent previously paid.

(d)           Tasting Room Rent. The annual rent to be paid by Tenant to Landlord for the Tasting Room shall be Ninety Thousand Dollars ($90,000) (the "Tasting Room Rent"); provided, however, no Tasting Room Rent shall be due to Landlord until April 1, 2011 and on the first (l') day of each month thereafter during the Term. On every Rent Adjustment Date, the Tasting Room Rent shall be increased by three percent (3%).

(e)           Prorations. Monthly Rent for any partial month shall be prorated at the rate of one-thirtieth (1/30th) of the Monthly Rent per day. If this Lease terminates before the expiration date for reasons other than Tenant's default, Month Rent shall be prorated to the date of such termination and shall be reconciled pursuant to Section 4(c)(5).

5.             Late Charge; Interest. If any installment of Monthly Rent due from Tenant is not received by Landlord within fifteen (15) business days of the date due, Tenant shall pay to Landlord One Thousand Dollars ($1,000) as a late charge, plus interest at ten percent (10%) per annum. Landlord and Tenant acknowledge and agree that such charges, interest, and fees represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant's late payment. Tenant's payment or Landlord's acceptance of any such charges, interest, or fees shall not excuse or cure any default by Tenant under this Lease. Landlord's right to collect such charges, interest, or fees shall not be deemed an extension of the date Monthly Rent is due, or prevent Landlord from exercising any other rights and remedies it may have under this Agreement or under law.

6.             Personal Property Taxes.

(a)           Tenant Property. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied and assessed on Tenant's personal property installed or located in or on the Premises, and that become payable during the Term. Upon written request by Landlord, Tenant shall furnish Landlord satisfactory evidence of these payments.

(b)           Landlord Property. Landlord shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied and assessed on Landlord's personal property, fixtures and equipment installed or located in or on the Premises, and that become payable during the Term. Upon written request by Tenant, Landlord shall furnish Tenant satisfactory evidence of these payments.

7.             Real Property Taxes. Landlord shall pay all real property taxes and general and special assessments levied and assessed against the Premises.

8.            Use. The Premises shall be used as a winery and tasting room and for activities related to such uses. No use shall be made or permitted to be made of the Premises, nor acts done in or about the Premises, which will in any way conflict with any law, ordinance, rule or regulation affecting the occupancy or use of the Premises which has been or is subsequently enacted or promulgated by any public authority, or which will increase the existing rate of insurance upon the building, or cause a cancellation of any insurance policy covering the building or any part thereof, nor shall Tenant sell, or permit to be kept, used or sold in or about the Premises, any article which may be prohibited by the standard form of fire insurance policy.

Permits for the operation of the Premises for the production of alcoholic beverages shall be maintained in accordance with the terms of the Interim Management Agreement, a copy of which is attached hereto as Exhibit A.

9.             Utilities. Tenant shall pay for all utilities and services relating to the Premises, including without limitation janitorial, security services, electricity, gas, propane, telephone, cable, Internet service, water, septic, garbage, and recycling services (collectively, "Utilities"). If any Utilities are not separately metered to the Premises or otherwise separately provided for (collectively, "Shared Utilities"), (i) Tenant shall pay to Landlord as additional rent a reasonable portion, to be determined by Landlord in a manner reflecting actual usage, of the charges for such Shared Utilities; and (ii) Landlord shall be responsible for the payment of all charges for such Shared Utilities used by all other tenants or occupants of the Property. Landlord shall use its best efforts to have all utilities separately metered to each tenant within the first year of the Term.

10.           Maintenance and Repairs.

(a)           Tenant Responsibilities.

(1)           General Responsibilities. Subject to Section 10(a)(2), Tenant shall, at Tenant's sole cost and expense, keep, repair and maintain the Premises, including all equipment, trade fixtures, plumbing fixtures, electrical components, interior wall surfaces, floor and floor coverings, any and all alterations and additions made by Tenant, and signs located in the areas which are adjacent to or included with the Premises, in all respects in good repair and in a clean and safe condition. Tenant shall, at Tenant's own expense, immediately replace all interior, exterior or other glass in or about the Premises that may be broken during the Term with glass at least equal to the specification and quality of the glass so replaced.

(2)           Limitations. Notwithstanding Section 10(a)(1), Tenant's maintenance and repair responsibilities shall be limited as follows:

(A)           Tenant shall not be required to perform any repair or maintenance, regardless of location, if the cost of such repair or maintenance would exceed Five Thousand Dollars ($5,000), except for repairs necessitated solely by Tenant's gross negligence or willful misconduct.

(B)           Tenant shall not be required to perform any repair or maintenance on the exterior of the Premises, except that Tenant shall be responsible for any repairs necessitated solely by Tenant's gross negligence or willful misconduct.

(C)           Tenant shall not be required to perform any repair or maintenance on any equipment, fixture, system, or component if such equipment, fixture, system, or component is (including any portion thereof) located on the exterior of the Premises, underground, under any floor, on any roof, above any suspended ceiling, or inside any wall or crawlspace.

(D)           Tenant shall not be required to perform any repair or maintenance on any structural component of the Premises (including, without limitation, any roof, roof surface, subfloor, foundation, or any structural component of any wall) regardless of location.

(E)           Tenant shall not be required to make any capital improvements or replace any equipment located within the Premises.

(b)           Landlord Responsibilities.

(1)           Repairs to Premises. Landlord shall, at Landlord's sole cost and expense, keep, repair and maintain:

(A)           all of the Premises' systems (including any portion thereof) located underground, under any floor, on any roof, above any suspended ceiling, or inside any wall or crawlspace including, with limitation, all electrical and gas systems, plumbing systems, and HVAC systems, in all respects in good repair and in a clean and safe condition; and

(B)           all of the Premises' structural components (including, without limitation, any roof, roof surface, subfloor, foundation, or any structural component of any wall or ceiling) regardless of location, in all respects in good repair and in a clean and safe condition.

(2)           Common Areas. Landlord shall, at Landlord's sole cost and expense, keep, repair and maintain all common areas of the Property, including, without limitation, all walks, driveways, parking and loading areas, lighting, fences, and lawns and landscaping, in all respects in good repair and in a clean and safe condition.

(3)           Major Repairs. Any required repair or maintenance to any portion of the Premises including, without limitation, all improvements, equipment, walls, floors, subfloors, floor coverings, and structural or nonstructural portion of any building where the cost of such repair or maintenance would equal or exceed Five Thousand Dollars ($5,000) shall be the sole responsibility of Landlord, except for repairs necessitated solely by Tenant's gross negligence or willful misconduct.

(4)           Building Exteriors. Landlord shall, at Landlord's sole cost and expense, maintain and repair all roofs (including surfaces) and all exterior walls of the Premises, regardless of cost.

(c)           All maintenance and repair work undertaken, or caused to be undertaken, by Tenant or Landlord shall be done in a workmanlike manner.

11.           Alterations.

(a)           Consent of Landlord. Except as provided in Section 12, Tenant shall not make any alterations to any portion of the Premises without Landlord's prior written consent. Unless otherwise provided by written agreement, all alterations shall be done at Tenant's sole cost and shall be done by or under the direction of Landlord, and shall be the property of Landlord and shall remain on and be surrendered with the Premises on expiration or termination of the Term.

(b)           Notice. If Tenant makes any alterations to the Premises, as provided herein, the alterations shall not be commenced until two (2) days after Landlord has received notice from Tenant stating the date the installation of the alterations is to commence, so that Landlord can post and record an appropriate notice of non-responsibility.

12.           Trade Fixtures. Subject to the provisions of Section 11, Tenant may install and maintain its trade fixtures on the Premises, provided that such fixtures, by reason of the manner in which they are affixed, do not become an integral part of the building or Premises. Tenant, if not in default hereunder, may at any time or from time to time during the Term hereof, or upon the expiration or termination of this Lease, alter or remove any such trade fixtures so installed by Tenant. If not so removed by Tenant on or before the expiration or termination of this Lease, Tenant, upon the request of Landlord so to do, shall thereupon remove the same. Any damage to the Premises caused by any such installation, alteration or removal of such trade fixtures shall be promptly repaired at the expense of Tenant.

13.           Mechanics' Liens.

(a)           Cost. Except as otherwise agreed on in writing by Landlord and Tenant, Tenant shall pay all costs for construction done by it, or caused to be done by it, on the Premises, permitted by this Lease. Tenant shall keep the Premises free and clear of all mechanics' liens resulting from construction done by or for Tenant.

(b)           Validity and Contest of Lien. Tenant shall have the right to contest the correctness or validity of any such lien if, immediately on demand by Landlord, Tenant procures and records a lien release bond issued by a corporation authorized to issue surety bonds in California in an amount equal to one and one-half (1-1/2) times the amount of the claim of the lien. The bond shall meet the requirements of Section 3143 of the California Civil Code and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the action).

14.           Indemnification.

(a)           Indemnification of Landlord. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorney fees and court costs) arising from or relating to Tenant's use of the Premises, the conduct of Tenant's business, any activity, work or things done, permitted or suffered by Tenant or any of Tenant's customers, agents, contractors, or employees in or about the Premises or elsewhere, or any negligence of Tenant or any of Tenant's agents, contractors, or employees.

(b)           Indemnification of Tenant. Landlord shall defend, indemnify and hold Tenant harmless from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorney fees and court costs) arising from or relating to Landlord's or any of Landlord's other tenants' use of the Property, the conduct of Landlord's or any of Landlord's other tenants' business, any activity, work or things done, permitted or suffered by Landlord or any of Landlord's other tenants agents, contractors, or employees in or about the Property or elsewhere, or any negligence of Landlord or any of Landlord's other tenants, agents, contractors, or employees.

15.           Insurance.

(a)           General Liability. Tenant at its sole cost and expense, but for the mutual benefit of Landlord and Tenant as named insureds, shall maintain commercial general liability insurance ("Liability Insurance") on an "occurrence basis" against claims for "personal injury," including without limitation, bodily injury, death or property damage, occurring upon, in or about the Premises and on, in or about the adjoining sidewalks, streets and passageways and for all other areas appurtenant thereto, such insurance to afford immediate minimum protection, at the time of the inception of this Lease, and at all times during the Term, to a limit of not less than Two Million Dollars ($2,000,000) with respect to personal injury or death to any one or more persons or to damage to property. Such insurance shall also include coverage against liability for bodily injury or property damage arising out of the use, by or on behalf of Tenant, or any other person or organization, of any owned, non-owned, leased or hired automotive equipment in the conduct of any and all operations called for under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant hereunder. Tenant shall increase the amount of such insurance from time to time as mandated by Landlord to maintain commercially reasonable amounts of insurance.

(b)           Extended Coverage. During the Term, Landlord shall keep the Premises and all improvements, fixtures and personal property therein and thereupon insured against loss or damage by fire and lightning and against loss or damage by other risks embraced by coverage, of the type now known as the broad form of extended coverage, including but not limited to fire, riot and civil commotion, vandalism and malicious mischief, special extended perils (all risk) and sprinkler leakage, and against such other risks or hazards as Landlord may from time to time reasonably designate, in amounts sufficient to prevent Landlord or Tenant from becoming a coinsurer under the terms of the applicable policies, but in any event in an amount not less than the full replacement cost of all such improvements, fixtures and personal property, without deduction for physical depreciation.

(c)           Tenant's Personal Property. Tenant shall maintain on all of its personal property, Tenant's improvements, and alterations in, on, or about the Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of at least ninety percent (90%) of their full replacement value. The proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of Tenant's improvements or alterations.

(d)           Payment of Premiums. Each party shall pay the premiums for the insurance they are required to maintain under this Lease.

(e)           Policy Provisions. Each insurance policy maintained by Tenant under this Lease shall contain a provision requiring thirty (30) days' written notice from the insurance company to Landlord before any cancellation or change in the coverage, scope, or amount of the policy. Each policy, or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with the other party at the commencement of the term, and on renewal of the policy, not less than twenty (20) days before expiration of the term of the policy.

16.           Waiver of Subrogation.

(a)           Waiver. The parties release each other, and their respective authorized representatives, from any claims for damage to any person, or to the Premises and to the fixtures, personal property, Tenant's improvements, and alterations of either Landlord or Tenant in or on the Premises that are caused by or result from the risks insured against under any insurance policies carried by the parties and in force at the time of any such damage.

(b)           Insurance. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease. If any insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of ten (10) days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

17.           Destruction. If the whole or any part of the Premises shall be destroyed by fire or other cause, or be so damaged thereby that they are untenantable and cannot be rendered tenantable within one hundred eighty (180) days from the date of such destruction or damage, this Lease may be terminated by Landlord or Tenant by written notice. Within forty-five (45) days from date of such destruction or damage, Landlord shall give written notice to Tenant as to whether or not the Premises will be rendered tenantable within one hundred eighty (180) days from the date of such destruction or damage. In case the damage or destruction does not permit termination of the Lease as provided above, or neither Landlord nor Tenant elects to terminate the Lease as provided above, Landlord shall within a reasonable time, render said Premises tenantable. The provisions of Sections 1932(2) and. 1933(4) of the California Civil Code shall not apply to this Lease, and Tenant waives the benefit of such provisions.

18.           Condemnation. Should the whole or any part of the Premises be condemned and taken by any competent authority for any public or quasi-public use or purpose, all awards payable on account of such condemnation and taking shall be payable to Landlord, and Tenant hereby waives all interest in or claim to such awards, or any part thereof. If the whole of the Premises shall be so condemned and taken, then this Lease shall terminate. If only a part of the Premises is condemned and taken and the remaining portion thereof is not suitable for the purposes for which Tenant has leased said Premises, this Lease shall terminate. If only a part of the Premises is condemned and taken and the remaining portion thereof is suitable for the purposes for which Tenant has leased said Premises, this Lease shall continue, but the rental shall be reduced in an amount proportionate to the value of the portion taken as it related to the total value of the Premises.

19.           Assignment and Subletting. Tenant shall not assign, mortgage or pledge this Lease, or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the agents and servants of Tenant excepted) to occupy or use the Premises, or any portion thereof.

20.           Tenant's Obligations Upon Termination. In addition to any other obligation contained in this Lease, upon termination hereof, Tenant shall (i) give Landlord all copies of all keys or opening devices to the Premises; (ii) vacate the Premises and surrender it to Landlord empty of all persons and personal property; (iii) vacate all parking and storage spaces; (iv) deliver the Premises to Landlord in the same condition specified in Section 2(c), normal wear and tear excepted, and in broom-clean condition; and (v) give written notice to Landlord of Tenant's forwarding address.

21.           Insolvency and Receivership. Either the appointment of a receiver to take possession of all, or substantially all, of the assets of Tenant or a general assignment by Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency or bankruptcy act, shall constitute a breach of this Lease by Tenant.

22.           Default and Re-Entry.

(a)           Right of Re-Entry. In the event of any breach of the terms and provisions of this Lease by Tenant, or if Tenant's interest herein, or any part thereof, be assigned or transferred without the written consent of Landlord, either voluntarily or by operation of law, whether by judgment, execution, death, receivership, or any other means, or if Tenant vacates or abandons the Premises, which shall be conclusively presumed if Tenant leaves the Premises closed or unoccupied continuously for twenty (20) days, then in any such event, Landlord, besides other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Premises and may store such property at the cost of and for the account and risk of Tenant.

(b)           Possession and Termination. Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or, pursuant to Section 1951.4 of the California Civil Code, and even though Tenant has breached this Lease and abandoned the Premises, continue the Lease in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce, all its rights and remedies under the lease, including the right to recover the rent as it becomes due.

(c)           Continuation. If Landlord elects to continue the Lease in effect, it may re-lease the Premises, or any part thereof, for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable and shall have the right to make alterations and repairs to the Premises.

(d)           Received Rents. Rents received by Landlord from such re-letting shall be applied as follows: (i) first, to the payment of any costs and expenses of such re-letting, including a reasonable attorney's fee and any real estate commission actually paid, and any costs and expenses of such alterations and repairs; (ii) second, to the payment of any indebtedness, other than rent, due hereunder from Tenant to Landlord; (iii) third, to the payment of rent due and unpaid hereunder; and (iv) the residue, if any, shall be held by Landlord and applied in payment of future rent or other obligations as the same may become due and payable hereunder. If the net rent from such re-letting during any month after first applying the rent received to such fees, costs, expenses, and other indebtedness, is less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord, and such deficiency shall be calculated and paid monthly.

(e)           Election to Terminate. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such re-letting without termination, Landlord may, at any time thereafter, elect to terminate this Lease for such previous breach.

(f)           Termination by Landlord. Should Landlord at any time terminate this Lease for any breach, and thereafter seek relief pursuant to Section 1951.2 of the California Civil Code, interest shall be allowed upon unpaid rent for the purposes of Section 1951.2(b) at the rate of ten percent (10%) per annum. Landlord shall be entitled to recover at the time of an award of damages for default the worth of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could reasonably be avoided. Unless otherwise agreed between the parties, any proof by Tenant under Sections 1951.2(a)(2), 1951.2(a)(3), or 1951.2(c)(1) of the California Civil Code, or any successor statutes, as to the amount of rental loss that could be reasonably avoided, shall be made in the following manner: Landlord and Tenant shall each select a licensed real estate broker in the business of renting property of the same type and use as the leased Premises and in the same geographic vicinity, the real estate brokers so selected shall then select a third real estate broker similarly qualified, and the three so selected shall determine the amount of the rental loss that could be reasonably avoided for the balance of the Term of this Lease after the time of award. The decision of the majority of said brokers shall be final and binding upon the parties hereto.

(g)           Remedies Cumulative. The foregoing rights and remedies shall be in addition to and cumulative with any other rights and remedies available to Landlord under the terms of this Lease or any applicable laws, statutes or regulations.

23.           Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

24.           Removal of Property. Whenever Landlord shall remove any property of Tenant from the Premises and store the same elsewhere for the account, and at the expense and risk, of Tenant, as provided in Section 22, and Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to or demand upon Tenant, for the payment of any part of such charges or the removal of any such property, and shall apply the proceeds of such sale: first, to the cost and expenses of such sale, including reasonable attorney's fees actually incurred; second, to the payment of the charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof, and fourth, the balance, if any, to Tenant.

25.           Waiver of Damages For Re-Entry. Tenant hereby waives all claims for damages that may be caused by Landlord's re-entering and taking possession of the Premises or removing and storing the property of Tenant as herein provided. Tenant shall hold Landlord harmless from any loss, costs or damages occasioned thereby, and no such re-entry shall be considered or construed to be a forcible entry.

26.           Litigation Against Tenant. Should Landlord, without fault on Landlord's part, be made a party to any litigation instituted by or against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to pay to Landlord the amount of any judgment rendered against Landlord or the Premises or any part thereof, and all costs and expenses, including all attorney's fees, incurred by Landlord in or in connection with such litigation.

27.           Subordination.

(a)           Effect of Subordination. This Lease, at Landlord's option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Premises and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant's right to possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date or recording thereof.

(b)           Documentation. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, and failing to do so within ten (10) days after written demand, does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead, to do so. Tenant acknowledges that Tenant's failure to deliver documents referred to above may cause Landlord serious financial damage by causing the failure of a financing or sale transaction. Tenant shall be liable for all consequential damages to Landlord in the event of such failure.

28.           Holding Over. If Tenant holds over after the Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month to month only, and not a renewal hereof or an extension for any further, term. In such case, rent shall be payable in the amount and at the time specified in Section 4, and such month to month tenancy shall be subject to every other term, covenant and agreement contained in this Lease.

29.           Entry and Inspection. Tenant will permit Landlord and its agents to enter into and upon the Premises at all reasonable times for the purpose of inspecting the same, or for the purpose of protecting the interest therein of Landlord, or to post notices of non-responsibility, or to make alterations or additions to the Premises, including the erection of scaffolding, props or other mechanical devices, or to provide any service provided by Landlord to Tenant hereunder, without any rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned. Tenant will permit Landlord to bring prospective tenants or purchasers upon the Premises, for purposes of inspection or display. Landlord shall give Tenant twenty-four (24) hours' prior notice to any entry or inspection, unless shorter notice is reasonable under the circumstances.

30.           Sale or Transfer of Premises. Subject to the provisions of Section 2(c), if Landlord sells or transfers all or any portion of the Premises, Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord can transfer the security deposit or prepaid rent to Landlord's successor and on such transfer Landlord shall be discharged from any further liability in reference to the security deposit or prepaid rent.

31.           Estoppel Certificate. Within ten (10) days after written request therefore, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any encumbrances, and stating any other information Landlord may reasonably request, including the Term, the Monthly Rent, the date to which rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any). Any person or entity purchasing, acquiring an interest in, or extending financing with respect to the Premises shall be entitled to rely upon any such estoppel certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord's written request therefore, Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Premises or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant's failure or refusal to timely execute or deliver such estoppel certificate,

32.           Signs. Tenant may not erect or have erected any signs at or upon the Premises without the written consent of Landlord.

33.           Miscellaneous Provisions.

(a)           Notice. Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein. A notice shall be deemed effectively given as follows: (i) upon personal delivery; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested. Addresses for notice shall be as follows, or at such other address as such party may designate by ten (10) days' advance written notice to the parties:

If to Tenant:

H.D.D. LLC
P.O. Box 1532
Healdsburg CA 95448
Attn:   Managers

With a copy, which shall not constitute notice, to:

Spaulding McCullough & Tansil LLP
90 South E Street, Suite 200
Santa Rosa, California 95404
Attn:  Kevin J. McCullough

If to Landlord:

Hambrecht Wine Group, L.P.
c/o Hambrecht Wine Management, Inc. 4035 Westside Road
Healdsburg, CA 95448
Attn:   William R. Hambrecht

With a copy, which shall not constitute notice, to:

WR Hambrecht & Co
Pier 1, Bay 3
San Francisco, CA 94111
Attn:  Helen Miazga

(b)           Legal Representation. The parties acknowledge that the law firm of Spaulding McCullough & Tansil LLP has prepared this Lease and represents solely the interests of Tenant. Landlord hereby represents and warrants that such party has received, or has had the opportunity and adequate time to receive, independent tax and legal advise from counsel of such party's choice with respect to the advisability of entering into and performing such party's obligations under this Lease. Each party hereto represents and warrants that such party has read and understands the terms and conditions of this Lease.

(c)           Entire Agreement. This Lease constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings of the parties hereto, whether written or oral.

(d)           Time of Essence. Time is of the essence with respect to the terms, covenants, and conditions contained herein.

(e)           Construction. Any rule of construction to the affect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Lease. Every covenant, term, and provision of this Lease shall be construed simply according to its fair meaning and not strictly for or against any party. All words used herein will be construed to be of the gender or number the circumstances require. Terms that are not specifically defined herein shall be given their ordinary meaning.

(f)           Amendments and Waivers. Any term of this Lease may be amended and the observance of any term of this Lease may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party or parties to be bound thereby. No delay in the exercise of any right or remedy under this Lease shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Lease on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

(g)           Headings. The titles and subtitles used in this Lease are used for convenience only and shall not be considered in construing or interpreting this Lease.

(h)           Governing Law Venue. This Lease shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California. The parties consent to the exclusive jurisdiction and venue of the County of Sonoma in the State of California.

(i)           Severability. Whenever possible, each provision of this Lease shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Lease shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Lease.

(j)           Arbitration. Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this Lease shall, on written request of one party served on the other, be submitted to binding arbitration, and such arbitration shall comply with and be governed by the provisions of the California Arbitration Act, Section 1280-1294.2 of the California Code of Civil Procedure. This provision shall not prohibit the parties from filing a judicial action to enable the recording of a notice of pending action or order of attachment, receivership, injunction, or other provisional remedy.

(k)           Attorneys' Fees. If any legal action or other proceeding, including arbitration or action for declaratory relief; is brought for the enforcement of this Lease (including any action by Landlord for the recovery of rent or possession of the Premises) or because of an alleged dispute, breach, default, or misrepresentation in connection with this Lease, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs, in addition to any other relief to which the party may be entitled. As used herein, "prevailing party" shall include without limitation: (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant or a desired remedy where that is substantially equal to the relief sought in an action; or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

(1)           Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD: HAMBRECHT WINE GROUP, L.P., a California limited partnership

By:	HAMBRECHT WINE MANAGEMENT INC.,
a California corporation
Its:	General Partner

By:	/s/ William R. Hambrecht
William R. Hambrecht, Chairman

TENANT: H.D.D. LLC, a California limited liability company

By:	/s/ Phillip L. Hurst
Phillip L. Hurst, Manager

By:	/s/ Mark De Meulenaere
Mark De Meulenaere, Manager

Exhibit:
A – Interim Management Agreement

EXHIBIT A

INTERIM MANAGEMENT AGREEMENT